EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Terry L. Hester Chief Financial Officer Colony Bankcorp, Inc. Fitzgerald, GA 31750 (229) 426-6002

Colony Bankcorp, Inc. Announces Five-for-Four Stock Split

FITZGERALD, GA., August 21, 2003—Colony Bankcorp, Inc. (Nasdaq National Market: CBAN) announced today that its Board of Directors declared a five-for-four stock split to be effected as a 25% stock dividend. As a result of the split, shareholders of record as of September 1, 2003 will receive one additional share of common stock for every four shares owned. The new shares and any cash to be paid to shareholders in lieu of fractional shares will be issued on September 15, 2003. The par value of the common stock will remain at $1.00.

James D. Minix, President and CEO said, “This five-for-four stock split allows our shareholders to share in our continuing strong financial performance. Our board believes the split will tend to enhance the liquidity of our stock by increasing from 4.6 million to 5.7 million the number of our outstanding shares.” Mr. Minix further noted, “Growing our franchise, providing excellent service to customers and enhancing shareholder value are our key objectives.”

Colony Bankcorp, Inc. is a multi-bank holding company headquartered in Fitzgerald, Georgia and has seven banking subsidiaries with twenty-two locations in the Central and South Georgia cities of Fitzgerald, Warner Robins, Ashburn, Leesburg, Cordele, Albany, Sylvester, Tifton, Moultrie, Douglas, Broxton, Eastman, Chester, Soperton, Rochelle, Pitts, Quitman and Valdosta, Georgia. The banking subsidiaries include Colony Bank of Fitzgerald, Colony Bank Ashburn, Colony Bank Wilcox, Colony Bank of Dodge County, Colony Bank Worth, Colony Bank Southeast and Colony Bank Quitman, FSB. Total consolidated assets of the company approximate $825 million.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol “CBAN”.